Exhibit 3.42



                          ARTICLES OF ORGANIZATION
              (Under Section 1705.04 of the Ohio Revised Code)
                         Limited Liability Company

         The undersigned member, desiring to form a limited liability company, under Chapter 1705 of the Ohio Revised Code, does hereby state the following:

         FIRST: The name of said limited liability company shall be [Company].

         SECOND: This limited liability company shall exist for a period of unlimited duration.

         THIRD: The address of which interested persons may direct requests for copies of any operating agreement and any bylaws of this limited liability company is:


                   [Address]